CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES APPOINTS DAN AZMON CHIEF FINANCIAL OFFICER

- Former L3 Technologies’ Principal Accounting Officer To Start November 18, 2019 -

Edgewood, N.Y., November 13, 2019 - CPI Aerostructures, Inc. (“CPI Aero®”) (the “Company”) (NYSE American: CVU) today announced the appointment of Dan Azmon as Chief Financial Officer effective November 18, 2019, replacing Vincent Palazzolo, who has left the Company. Most recently, Mr. Azmon served as vice president, controller, and principal accounting officer of L3 Technologies, Inc. (“L3”) until the merger between L3 and Harris Corporation, now L3Harris Technologies, Inc.  Mr. Azmon will lead CPI Aero’s corporate accounting, financial planning & analysis, treasury, tax, risk management, and investor relations activities, as well as oversee the Company’s IT and human resources departments.

“We are excited to welcome Dan to CPI Aero where he will apply his extensive experience at one of the premier Aerospace and Defense companies in the world to accelerate our efforts to improve cash flow and expand margins as we execute on the long-term programs that comprise our more than $500 million backlog,” said Douglas McCrosson, chief executive officer of CPI Aero.  “His track record of success at L3 in building and developing talented teams, implementing innovative business processes and establishing strong financial controls that drive improved performance throughout the organization is just what we need now as we embark on a prolonged period of projected revenue growth.  I want to thank Vince for his many contributions to CPI Aero over the past 15 years. He has played an integral role in CPI Aero’s success to date. I wish him well in all his future endeavors.”

Mr. Azmon added, “Over the past several years, CPI Aero has positioned itself for tremendous growth.  I look forward to working with Doug, the Board of Directors, and the management team to improve overall financial performance, position the company for continued success and deliver long-term value creation for our shareholders.”

Mr. Azmon brings extensive controllership, U.S. GAAP and SEC financial reporting, mergers and acquisitions, capital markets, corporate governance and compliance, change management and investor relations experience gained in both industry and public accounting. Before joining L-3, a wholly owned subsidiary of L3Harris and previously a publicly-traded Fortune 500 defense electronics and aerospace company, in 2000, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2018, and Form 10-Q for the three-month periods ended March 31, 2019, June 30, 2019, and September 30, 2019.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening/Sanjay M. Hurry

(212) 838-3777

cpiaero@lhai.com

www.lhai.com